EXHIBIT 12



                                          THE BEAR STEARNS COMPANIES INC.
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         (IN THOUSANDS, EXCEPT FOR RATIO)



                                  (Unaudited)                                   Five Months
                              Nine Months Ended         Fiscal Year Ended          Ended               Fiscal Year Ended
                           -----------------------   ------------------------    ----------   ------------------------------------
                           August 31,   August 31,  November 30,  November 30,  November 26,   June 30,     June 30,     June 30,
                              2002         2001         2001          2000          1999         1999        1998          1997
                           ----------   ----------   ----------    ----------    ----------   ----------   ----------   ----------
Earnings before taxes on
   income                  $1,038,183   $  724,479   $  934,444    $1,171,523    $  453,592   $1,064,108   $1,063,492   $1,013,690
                           ----------   ----------   ----------    ----------    ----------   ----------   ----------   ----------
Add:  Fixed Charges

      Interest              1,368,717    3,100,160    3,793,998     4,772,286     1,524,046    3,344,190    3,622,629    2,532,181
      Interest factor
       in rents                27,580       25,864       33,500        32,200        12,783       31,363       30,130       26,516
                           ----------   ----------   ----------    ----------    ----------   ----------   ----------   ----------
   Total fixed charges      1,396,297    3,126,024    3,827,498     4,804,486     1,536,829    3,375,553    3,652,759    2,558,697
                           ----------   ----------   ----------    ----------    ----------   ----------   ----------   ----------
Earnings before fixed
   charges and taxes on
   income                  $2,434,480   $3,850,503   $4,761,942    $5,976,009    $1,990,421   $4,439,661   $4,716,251   $3,572,387
                           ==========   ==========   ==========    ==========    ==========   ==========   ==========   ==========
Ratio of earnings to
   fixed charges                  1.7          1.2          1.2           1.2           1.3          1.3          1.3          1.4
                           ==========   ==========   ==========    ==========    ==========   ==========   ==========   ==========



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